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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                          JULY 30, 2004 CONFERENCE CALL

Operator:           Good day, everyone, and welcome to this Insituform second
                    quarter 2004 earnings conference call. This call is being recorded.

                    Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, Insituform.com.

                    During this conference call, we'll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

                    Now I'll turn the call over to Insituform's President and CEO, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:         Good morning and welcome to our second quarter conference
                    call. As I look back on the second quarter, I am struck by the thought that it was pleasantly uneventful. Certainly we continue to have our challenges with much work ahead of us, but the quarter was marked by very few unusual or unexpected events. As a result, we have been able to focus on executing our plans and growing our company.

                    Now some brief observations on our second quarter results. I am pleased by the fact that our revenue numbers are up 14 percent over the second quarter of a year ago and our earnings are up sharply over the first quarter of this year. On the other hand, we have experienced pressure on our gross margins and we attribute this to lower margin backlog that was booked last year and put in place this quarter as well as operating inefficiencies that are being addressed by our ongoing strategic initiatives.

                    As expected, our operating expenses are up, resulting in lower operating margins, primarily due to our ongoing investments in growth, operational excellence and product innovation. I feel very good about our cash position, particularly in light of our recent debt repayments and our increased capital expenditures. Our entire team has done a great job of focusing on cash management.

                    And now for a quick update on our strategic initiatives. We have more than a dozen strategic initiatives underway and I will touch on just a few of them at this time. Safety continues to be our most important initiative and I'm pleased to report that we are beginning to see improvement in our safety record in the majority of our business units. This is a multi-year effort and we anticipate that our expenditures in this area will increase significantly over the next 12 months.

                    In the area of logistics, we continue to make great strides. We anticipate turning the corner on this initiative by the first quarter of 2005 in order to generate visible savings by the second quarter of 2005.

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                    In the area of sales, we are well along the path to
                    rebuilding our sales force in order to meet the growing needs of our market. So far in 2004 we have added a total of 11 sales professionals and we may add as many as nine more by the end of 2004.

                    New product development is proceeding ahead as planned, with several new products and process innovations moving along nicely through our normal development cycle. I am pleased to report that I've just returned from Batesville, Mississippi, where Insituform's board of directors recently toured our newly expanded manufacturing facilities. We had just completed spending nearly $10 million to upgrade and expand our manufacturing facilities in Batesville. The resulting improvements have already increased our capacity while lowering our manufacturing costs and should soon allow us to eliminate certain excess inventory. The Batesville expansion represents only one phase of our overall capital spending plan, but it's a perfect illustration of our commitment to investing intelligently for the future.

                    Now let's talk a bit about where we see our overall market. I'm encouraged by what appear to be early signs of growing municipal spending in our markets around the world. This appears to be the result of improving economic conditions combined with continued pressure from regulatory agencies, such as the U.S. EPA.

                    Our order to revenue ratio is currently 1.27, with the greatest growth coming from the tunneling sector. We have seen our backlog grow modestly in each market segment and in virtually every geographic market.

                    Competitive forces continue to exist in every market with intensity varying by region. Insituform's most significant competition exists in the midwestern and southwestern United States. Worldwide we see our competition as regional and fragmented with no single competitor achieving any significant scale.

                    With that as a very brief overview, we'll now open the call up for your questions.

Operator:           If you do have any questions today, please press star one on your touch-tone telephone. The question and answer session will be conducted electronically and we'll take as many questions as time permits. Once again if you do have a question today, please press star one now.

                    We'll take our first question from Arnold Ursaner with CJS Securities.

Tom Rooney:         Good morning, Arnie.

Arnold Ursaner:     Tom, how are you?

Tom Rooney:         Good.

Arnold Ursaner:     A couple of - well, two real quick questions, if I can. You indicated in your comments that you're running off some lower margin backlog. Can you give us a feel for how much longer that process may take to unfold?

Tom Rooney:         I would say the vast majority would be through the pipeline in a six-month horizon.

Arnold Ursaner:     OK. And you, again, dramatically expanding your sales force.
                    Can you give us a little better feel for the guidance and for how - what it is you want them to be out there doing and how this could influence your results over 2005 and 2006?

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Tom Rooney:         Yes. First of all, we want them out there getting new work, but I'm sure that's not the level that you're looking for in terms of the question. First of all, obviously it's history, but roughly or almost precisely two years ago we slashed the sales force in half. I don't believe we're even back to that same number from two years ago and in past conference calls I've reflected on the fact that we'd be fortunate to hire about one and a half sales people per month worldwide and so hiring 11 after the first seven months is fairly well at that pace, so we're pragmatically adding the headcount in sales. We are adding individuals that are very talented and not only find new projects for us, and there are many, but also help to craft better win-win situations with our clients.

                    By that, I guess what I'm saying is both top line growth, but also higher value added work and better margins. We think that there's a very real impact. We've seen the negative effect of slashing the sales force and we are now starting to see the positive effect of the new sales force. I would tell you this also - and we talked about this a little bit in the past - whenever we add a good solid new business development individual to our team, it's not uncommon for the best candidates or the best new employees to take six to 12 months to have a meaningful impact on the growth of the company, so I think the vast majority of the impact of the new sales force will be in '05.

Arnold Ursaner:     Thank you.

Tom Rooney:         Sure.

Operator:           Our next question comes from Jeff Beach with Stifel
                    Nicolaus.

Jeff Beach:         Yes. Good morning, Tom.

Tom Rooney:         Hey, Jeff. Good morning.

Jeff Beach:         I guess the surprise number for me was the very low level of profitability in the tunnel area. Can you discuss what happened with the profits there and talk a little bit more about the orders, opportunities and margins ahead?

Tom Rooney:         Specifically in the tunneling business?

Jeff Beach:         Yes.

Tom Rooney:         OK. You may recall that a year ago at this time we tightened the management discretion in regards to booking claims or booking revenue and earnings on claims. The tunneling industry in its best case has a lot of claims to it, water, unusual circumstances, underground so on and so forth. And so every tunneling contractor hits a lot of claims, including ourselves. A lot of management discretion has to be used in terms of when you book and how much you book in terms of anticipated revenue and therefore profit associated with those claims. And I was not comfortable with the discretion or the approach that the company used a year ago, and so I instituted, if you will, a much higher bar in terms of when we would take those earnings.

                    So, for 12 months the tunneling group has essentially not booked any revenue or profits against claims because the bar has been set much higher. It's a timing issue in that regard, which is to say all of the claims that we have are as viable today as they were a year ago, but I'm using management discretion that says that when documents have been signed, then I will accept those revenues as legitimate. And so what you have seen in the last 12 months is a significant revenue stream, which is in effect pure profit has been cut

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                    off in the tunneling group, but those same dollars will
                    begin to impact the bottom line over arguably the next four to five quarters.

                    So I don't think - I think what you're seeing is sort of an artificial dampening in the gross margins in the tunneling business as we move from one level of management discretion to a different one.

Jeff Beach:         And you say that this lower level of profitability will run out for several quarters?

Tom Rooney:         They should - the cycle time for an average tunnel project is on the order of two years, and so this management discretion change will take about two years to work itself completely through to where we're cycling new projects through. Therefore, another 12 months before we are completely on the other side of that. This isn't an accounting change because we haven't changed the accounting standard. We're using a different level of management discretion to decide when to book those earnings, so if you will, the new standard will have played itself through our books over a 24-month period, starting 12 months ago.

Operator:           Anything further, Mr. Beach?

Jeff Beach:         Yes, will we see this much - this is a low level of profits in tunneling. Will we see this continue for the next couple of quarters or you see it ramping back up?

Tom Rooney:         Well, the - nothing happens quickly with our tunneling
                    business because the average project duration is counted in years, so I don't think you're going to see any big swings either way.

Jeff Beach:         All right. Thanks.

Tom Rooney:         You're welcome.

Operator:           We'll move to Lorraine Maikis with Merrill Lynch.

Lorraine Maikis:    Thank you.

Tom Rooney:         Good morning.

Lorraine Maikis:    Good morning. Could you talk a little - I know every market is different, but could you address just the basis of competition in the majority of your markets? Are you now competing on price or can you use some of these new product innovations to distinguish yourself competitively?

Tom Rooney:         The answer is yes to both those questions.  Most of our
                    clients are municipal buyers and therefore in almost every circumstance price governed, but the product innovations definitely allow for significant competitive advantages, which is to say we don't necessarily have to convince the client to take on a different strategy to fix their solutions, but within one band of solutions we may have a far more cost effective solution and, so yes, the product innovations that we have allow us to be not subtly more competitive, but with the newest product innovations that we have, allow us to be significantly cost competitive. There are a few isolated cases where the innovation is so different that the client chooses to unilaterally do business with us because there isn't a better or other solution, but that's a - that's a very small part of our work.

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Lorraine Maikis:    And then the 1.27 orders to revenue, you said mostly
                    tunneling and would you characterize that as 80 percent tunneling or is that a little too aggressive?

Chris Farman:       Tunneling is the largest component; however, we do not have the breakdown of what percentage it represents of the increase.

Tom Rooney:         Essentially - I mean, all three of our - the cured-in-place business and the United Pipeline business and the tunneling business are all more than 1.0 and in almost every geography and every business unit, in almost every one, they're all above 1.0, but the tunneling business, which we predicted now for going back a year, is experiencing dramatic growth and so the vast majority of the 1.27 is, in fact, tunneling.

Lorraine Maikis:    OK. And then finally, what are you hearing from your
                    municipal clients on their ability to issue bonds and raise user fees and has that changed over the past year or so?

Tom Rooney:         You know, we don't have any fresh data there and anything
                    that I'd give you would be anecdotal, but suffice it to say, there seems to be - there seems to be more optimism and more ability to take care of the issues today than there was six months ago.

Lorraine Maikis:    Thank you.

Tom Rooney:         You're welcome.

Operator:           Next question comes from John Quealy with Adams Harkness.

Tom Rooney:         Good morning John.

John Quealy:        Good morning, Tom and Chris.  How are you?

Tom Rooney:         Good, thank you.

John Quealy:        Quick question, on the price erosion in the core rehab, can you talk a little bit about - do you think it's going to abate? It sounds like you're leading the charge downward with some of these new product introductions, so the first question is do you think we're getting close to a bottom on the rate of acceleration in pricing. And secondly, of the new solutions that you have on deck, how many are actually being proposed in bids right now?

Tom Rooney:         First of all, leading the price down, yes. We seek to bring to market more cost effective products every day, but typically when we have new products and processes, we are - the goal is for us to be able to lower the price for a client and increase our margin and we are successful in doing that. Is price erosion abating? Let me address it differently. We believe that our gross margins are not dropping any more. We think we're - we think we've seen the floor and the work that we are bringing in appears to be at higher margins today than they were a quarter ago or two quarters ago. There's a lead lag effect and that is to say what we sold in the third and fourth quarter of last year is probably what you're seeing - is what you're seeing by way of the revenue dollars coming through our books today, but that's different from what we're selling in the market today. What we're selling in the market today, I would tell you, that it's very early and I don't want to make an overall trend analysis out of this, but it appears that we are past the bottom point.

John Quealy:        OK. And then if I can ask you a little bit more in terms of the percentage of bids going out the door right now that do incorporate some fashion of your new solutions, can you give us a little indication there at all?

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Tom Rooney:         I don't have a hard and fast percentage for you. I could -
                    we could do some research on that, but it varies across the board. Our utilization of steam, as an example, which is a whole portfolio of innovations and products and process changes, that is - that is pervasive. We're using that throughout the world, not just in the United States. I don't have a percentage for you, but it's a - it's a very effective solution and it's beginning to become a prolific piece in our arsenal.

                    At the other end of the spectrum, use of carbon fiber and some of our most highly innovative products, we are, you know, the phase that this company is in right now, we would prefer not to make any significant mistakes or miscues, so we are redoubling our effort in the area of beta testing, so we - the products appear to be very successful, but to be frank with you, next quarter and the quarter after I don't want to be talking to you about a multi-million dollar mishap, so we're being pragmatic and intelligent about bringing some of those products out, so everywhere from steam where it's prolific in the marketplace and giving us terrific competitive advantages to a number of other, three or four, that are in the beta test phase. We're kind of all over the map in that regard.

John Quealy:        OK. And the second question, if I could, in terms of your
                    visibility moving forward, last quarter you did offer us at least some qualitative positioning of what your outlook was for the next quarter. Can you talk a little bit about your outlook now as we get into the seasonally high Q3 period?

Tom Rooney:         Right. We haven't given any guidance. We choose not to give any guidance right now, but we are very confident as to how the next four quarters look for us.

John Quealy:        Great. Thanks.

Operator:           We'll move to Lee Atzil with Elm Ridge Capital.

Lee Atzil:          Hi. Thanks for taking the question. The first - the first -
                    just wanted to understand, sequential revenue behavior is - looks very strong, but going back I don't think you've ever had - going back three or four years, I don't think you've ever had such strong sequential revenue growth and I'm wondering what drove that. Is there a change in the backlog or how is that - how did that come about?

Tom Rooney:         Sequentially - you're talking quarter over quarter revenue growth?

Lee Atzil:          Yes.

Tom Rooney:         Well, I think there are any number of factors that drive top line growth. Clearly we - and I could give you a handful of them. Clearly we've increased our sales force, albeit, as I said earlier, they become productive as they become seasoned, but I would also tell you that literally the world around we are seeing more bid opportunities today than we saw a quarter or two ago.

Lee Atzil:          Correct me if I'm wrong, but if you hire a sales person, if there's a new bid opportunity, it takes months for it to take - sort of translate to revenue, yet in this particular quarter a lot - something grew dramatically here, so you had such a strong revenue sequential increase.

Tom Rooney:         Well, obviously the two that would stick out the most would include tunneling, but also we have some acquisitions in the fourth quarter - well, in the second half of last year.
                    Switzerland - the Ka-Te acquisition in Switzerland is performing quite well. The

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                    Insituform East acquisition from last fall is performing
                    better than we had expected, but generally speaking, and we have unconfirmed anecdotal information. There are a lot of opinions floating out there that are not necessarily verifiable, other than us, that would suggest the market might be growing in the 10 to 15 percent range. We don't have any confirmed data to that effect, but if you believe that data, that might - that might actually support some of our growth then as well.

Lee Atzil:          Right, but I guess the last quarter your comments were sort of different and the revenue behavior was different and this quarter we're seeing such improvement, so is that - so I'm trying to understand. Was there a significant change in the backlog sequentially?

Tom Rooney:         Well, actually there is - there are a couple things also,
                    the - in the first quarter, if you want me to address specifically the first and the second quarter, in the first quarter of this year we had a number of crews in New England doing nothing but the repair to the Boston work, so that was
                    - that turned out to be the equivalent of idled productivity and that ended in the first quarter and was put back to work in the second quarter, so that was an explainable shift. So basically I guess what I would say is we're back to full force again.

                    You'd also see in the press release we've now got - we've added a number of crews. We're now starting to report crew numbers and there's been a big uptick in our crews, so with new crews we're able to perform more work. I guess what I'm trying to say is there's no simple answer. There are probably five or six things that come together. This is also a seasonal effect. This is the time of the year when we're able to do more work, but I - there's not a silver bullet where I can tell you it's this or that. It's about five or six things that are coming together.

Lee Atzil:          Right. And the backlog change sequential?

Tom Rooney:         Say it again.

Lee Atzil:          What was the backlog change sequentially?

Tom Rooney:         Well, it's 1.27.

Lee Atzil:          I thought you said that's the revenue to order.

Tom Rooney:         You're talking about back...

Lee Atzil:          The backlog balance last quarter versus the backlog balance this quarter.

Tom Rooney:         Do you have that report in the - well, it's definitely up.

Lee Atzil:          OK. And I guess the last issue is you mentioned something
                    before, I didn't totally understand that, the changing of the different level of management discretion relating to revenue recognition?

Tom Rooney:         Well, when - I'll make up the model, if you have a $100
                    million project and over a 10-month period you report out
                    $10 million of revenue and earnings and what have you and then in the middle of the project you encounter, say, a $4 million - we hit a steel abutment underground from a bridge from 100 years ago. Those are actually - that would actually be a real story. You incur $4 million worth of - say you incur $3 million worth of expenses and the contract entitles you to claim $4 million, but because you've got some profits built into it. You prosecute the $4 million claim with the owner, but

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                    simultaneously you're burning $3 million of expenses. And in the past the discretion was if we - if management believes that they were going to get the $4 million from the client, then management could take the $4 million as revenue, offset the expenses and end up with arguably a $1 million gross margin uptick.

                    The problem with that is that resolution of claims in the construction industry is imperfect at best. And so when I took over as CEO one year ago, I said that I was not comfortable using management discretion and that instead I wanted an objective standard, the objective standard being as soon as we have written documentation from a client accepting the claim and acknowledging at least a certain dollar figure. So let's say in this example the client offered a $2 million settlement against the four million, then we would go ahead and today we would book two million. Well, in years past we might have booked three million and you end up with this kind of aggressive or conservative model. So I went to the objective standard of it has to be documented by the owner.

                    So what happens then is if you make that - if you make that change, what happens is last year management discretion was used through the first two quarters of the year and then the subsequent two quarters of the year the higher standard was imposed. Therefore, what you're seeing now as the tunneling group is accumulating tremendous - millions of dollars worth of expenses associated with claims that someday we will turn into cash. How much cash? That's a question. So it's a much higher standard and what it does is it causes an expense stream to grow with no revenue stream, and therefore pushes gross margins and profits down for a year or two until we cycle through all of that and we get to a steady state basis on the other side where when you get to the steady state basis you're resolving claims from two years ago today, offsetting claims today that will be generated two years from now. Does that make sense?

Lee Atzil:          Yes. Yes. It does. This is just to summarize to make sure I understand. So this quarter, you're saying, it had expenses that did not help or - I guess it hurt revenue.

Tom Rooney:         Yes. I can't think of any revenue we took against claims
                    this quarter and I'm sure we had hundreds of thousands, maybe millions of dollars in expenses on the tunnel side. So it's unfortunately - until we work through the cycle and we get to what I consider a better management standard, it gives the appearance of depressed earnings in the tunneling business. And that's unfortunate, but it's what we have to do to get to a better level of management discretion.

Lee Atzil:          Right. All right. Perfect. Thanks a lot.

Tom Rooney:         Thank you.

Operator:           We'll hear from Penant Hedge Funds' Alan Fournier.

Alan Fournier:      My questions were asked.  Thank you.

Tom Rooney:         OK.

Operator:           If you have found that your question has been asked and
                    answered, you may remove yourself from the cue by simply pressing the pound symbol. We'll go to James Gentile with Sidoti & Company.

James Gentile:      Good morning, gentlemen. I was wondering - it looks like
                    you've been on a capital spending run rate in the first half of $17 million. Could you give us any insight into what that number is going to turn into by the end - by year end?

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Tom Rooney:         I don't think we've published anything to that effect, but what I can tell you is that as per my comments earlier, we've invested significantly down in our manufacturing...

James Gentile:      Batesville.

Tom Rooney:         ...facility in Batesville. That expenditure stream is now
                    coming to a close, but at the other end of the spectrum, if you look at the crew deployment that we've got going on, that's a different capital stream that's coming out. So - but at the other end of the spectrum we have cap ex constraints based on our notes, and Chris, that constraint is?

Chris Farman:       That number - we're constrained to a number of 40 million
                    through the first quarter of '05.

Tom Rooney:         So 40 million across five quarters.  We certainly won't -
                    clearly won't - we clearly won't exceed that. And yet we know that we are investing significantly.

James Gentile:      OK. And then just looking at your - there were some comments in the release that stated that you've been spending, obviously, in, you know, consulting costs in an effort to restructure your systems and what have you, so you know, so
                    30 - we saw about a 26 percent decline in operating income year over year in the June quarter. How much of that essentially $3 million variance is not going to recur next year?

Tom Rooney:         Well, I think it will recur next year.

James Gentile:      OK.  So you...

Tom Rooney:         A better way to ask that is maybe in '06.

James Gentile:      OK. So that's when we're going to see maybe the pivot where we won't be spending any more on consulting and costs will be ((inaudible)) year?

Tom Rooney:         That's not just consulting costs.

James Gentile:      Well.

Tom Rooney:         It's the...

James Gentile:      The higher...

Tom Rooney:         Yes, I mean, the additional expenses that it takes to put
                    ourselves, but to your point, yes. We embarked on the significant initiative spending in the fourth quarter of last year, first quarter of this year. Frankly, we're not even at the high point of that expenditure stream right now and we've always laid that out as a 24-month cycle with the benefits being seen in the - in the, you know, the net benefits being seen in something like the 18-month cycle. So we're still in the ramp-up mode, so you're going to see even more expenditures than you see today before it begins to taper off, and many of them, yes, are in effect one-time expenditures.

James Gentile:      And then just a final question. I saw an $18 million
                    absolutely dollar increase in revenue year over year, obviously tunneling accounted for a lot of that, but how much of that was the Insituform East acquisition and, you know, how is the outlook looking for that as you're essentially opening an entire new region?

Tom Rooney:         Yes. It looks very good and quantitatively about four
                    million is attributable purely to East. Some of it would be attributable to Switzerland. Switzerland, you know, because we were 50/50 partners we did not consolidate - or we consolidated only earnings, not the revenues, so even though we picked up half the business we picked up, in effect, the equivalent of all of the top line growth.

James Gentile:      Got you. So how much was that? I'm sorry. How much was
                    Switzerland?

Tom Rooney:         By orders of magnitude, about three million.

James Gentile:      Three million.

Tom Rooney:         Seven million there and then you get tunneling and then you get just a general lift in some of the other businesses, but the East acquisition we are very, very pleased with.

James Gentile:      So potentially looking at, you know, the June quarter of
                    next year, I mean, how much of a growth rate do you expect in terms of your bidding activity in the East region right now? What do you - do you have kind of a longish-term revenue picture for that business?

Tom Rooney:         No, but I will tell you it's a bright spot for us.

James Gentile:      OK. Thank you.

Tom Rooney:         You're welcome.

Operator:           Debra Coy from Schwab Soundview Capital Markets has a
                    question.

Tom Rooney:         Good morning, Debra.

Debra Coy:          Yes. Good morning, Tom and Chris. Can you just come back to this issue - a couple issues actually, one on the backlog.
                    Can you be specific on where - on what the actual number of funded backlog is that you're carrying? You said up relative to the prior quarter and obviously a year ago. Will you give out a specific backlog number?

Tom Rooney:         We're right now at about 370 million.

Debra Coy:          OK.

Tom Rooney:         But, Debra, the reason that we're cautious about backlog
                    numbers is over the years we've given out the integrity of our backlog - integrity probably is the wrong word. The degree of certainty in our backlog from work that we could do tomorrow to work that we've been contracted for that could get done over the next two years...

Debra Coy:          Right.

Tom Rooney:         ...end up going from what we call hard backlog to soft
                    backlog.

Debra Coy:          Right.

Tom Rooney:         Internally we're getting much better at defining exactly
                    what we mean by hard backlog, backlog that you can go to the bank with and so on and so forth, so as I give you a number like 370 million, understand that if you compare it to a number you might have heard a year ago, you might be looking at an apples to oranges kind of an environment.

Debra Coy:          So the 370 right now, though, is what you would qualify as hard backlog?

Tom Rooney:         Absolutely.

Debra Coy:          Great.

Tom Rooney:         And that number is up.

Debra Coy:          Again, not to belabor this, but can you say how much up? I mean, it is helpful to get - to get specific percentage growth rates on backlog as well as the book to bill ratio.

Tom Rooney:         We were at about 290 at December 31st.

Debra Coy:          OK. That helps a lot. And then on the - on the bidding
                    outlook, you said robust and you have said that overall - you're sort of characterizing that what you're hearing is that the CIPP market is in the 10 to 15 percent kind of growth rate now. A couple of quarters ago you were talking about a seven to 10 percent outlook for '04. Can you talk about where you see the strength coming from regionally?

Tom Rooney:         Well, let me - let me clarify. The...

Debra Coy:          Or does your 10 to 15 percent include tunneling?

Tom Rooney:         No. Ten to 15 percent is what I'm telling you anecdotally I get when I read...

Debra Coy:          Yes, I understand that.

Tom Rooney:         I mean, it's very...

Debra Coy:          It's what you hear.

Tom Rooney:         It's what I hear.  It's what I read.  Yes, we try to talk to some of our clients, but I'm certainly not going to try to suggest that we have great clarity into our market. We get - we get indications and we talk to our sales force and it's less than a perfect science for us right now. What I can tell you is in almost every geography around the world and in almost every market segment that we have the indicators are all up and that's unusual. How big the number is, boy, you might actually be a better person to tell me that number, but...

Debra Coy:          I wish I knew, but I don't think we're at the - certainly I don't think we're at the peak yet.

Tom Rooney:         I wouldn't disagree with you.

Debra Coy:          OK. So in any case, the feel that you're getting in the
                    market is more positive and that isn't driven by a few regions, it's fairly broad?

Tom Rooney:         It is very broad. It's almost - it's almost 100 percent in that regard.

Debra Coy:          OK. And my last couple of questions, one, I understand that you're still not giving guidance and I understand that we still have restructuring costs that are layered in here, but two things, you did talk about also your new approach to how you're booking revenue and profit in the tunneling business.
                    Can you say what you think the normalized margins in that - in that segment are going to be when we get through that process? I mean, are we going back to the 18/19/20 percent range on the gross margin line? Are we likely to go to the mid-teens?
                    Kind of what is the - what is the outlook for a normalized margin in the tunneling business?

Tom Rooney:         Well, I would tell you this, there are barriers to entry in that market, significant capital and expertise and reputational effects and bonding capacity and a number of others, so there are important barriers to entry and the market is moving up in hundreds of percent per year growth.
                    I've seen in - I've seen suggestions of 700 percent annualized growth and our bid activity would support at least 300 percent annualized growth, my point being the supply and demand curves are imbalanced right now. We have no intention of growing our tunneling business 300 percent, even though the bid opportunities that seem to be right in our strike zone would suggest that we could bid and be successful at 300 percent growth. So in any market where you have demand greatly outstripping supply with barriers to entry, it's inevitable that the pricing goes up. And I would tell you that today we are bidding new tunnel work at higher margins than we bid a quarter ago, two quarters ago, certainly a year ago.

Debra Coy:          Can you say some sort of magnitude of how much higher
                    margins, generally, not exactly, but sort of broadly?

Tom Rooney:         It's significant, but I guess I prefer not to try that
                    either for competitive reasons...

Debra Coy:          Yes.

Tom Rooney:         ...and accuracy reasons. This is not a modest shift in the tunneling industry of 20 percent growth in the industry.
                    You're talking three to 700 percent growth and I could tell you, we're one of the five or six key players in that market. We choose not to grow anywhere near that pace.
                    Bonding capacity is limited. You may - we don't know yet, but we may see - we will either see new entrants coming in from Europe or we will see dramatic shifts in price. And we've not seen it yet.

Debra Coy:          You haven't seen a significant increase in price yet?

Tom Rooney:         We have seen an increase in prices, but not a - not a
                    paradigm shift.

Debra Coy:          OK. So I guess the way I add that up is you're seeing some margin pressure related to this revenue recognition and still also some margin pressure because the tunneling revenues that we're booking now are old backlog, not - and the new backlog at higher prices hasn't come through yet.

Tom Rooney:         Oh, yes. In the tunneling business some of the revenue that you're - that we're reporting today is against projects that may have been booked two, two and a half years ago. So the tunneling work as opposed to our CIPP work has a much longer cycle time, two or three years. So the work that we're booking today, which definitely has higher margins, will begin to impact us next quarter, but will be really moving through the pipeline over the next two to three years, so it has a much slower evolution.

Debra Coy:          OK. I think I understand.  More specifics when we get them will certainly be nice.

Tom Rooney:         Let me reiterate one thing, too, Debra, and that is we like being in the tunnel business, but it has a different risk profile. It has a different capital requirement profile.

Debra Coy:          Right.

Tom Rooney:         And we're - we have one of the, if not the best, tunneling business in the world, but we're going at this very cautiously. We're not going to outstrip our management.
                    We're definitely not going to outstrip our capital. We're definitely not going to be taking big risks and we're going to grow modestly. And having said that, modestly in a 700 percent growing business may look reckless. But trust me when I tell you, we're being very conservative.

Debra Coy:          OK. Understood, because you don't want another - you don't want another Boston type...

Tom Rooney:         Not in any of our businesses.

Debra Coy:          ...project.

Tom Rooney:         Right.

Debra Coy:          OK. And on the - I guess a similar question on the CIPP side that what I would like to have somewhat better sense of is where you think margins can go there as well, that they're clearly depressed by pricing, and as you said, some of your internal costs and execution issues, but again, do you have any sense of where we think CIPP margins should be able to go within the next one to two years?

Tom Rooney:         I wouldn't want to - I wouldn't want to try to peg a number, but I will tell you this, we're very, very optimistic about two things. One, if these early indications are of a market warm-up, then supply and demand will benefit us there to a degree, not like tunneling, but more important than that, we are rich with opportunities through our initiatives to have significant improvement in our gross margins, and in that regard we're very optimistic. And if the two combine - or when the two combine, we like the future.

Debra Coy:          All right.

Tom Rooney:         But I'm going to...

Debra Coy:          We'll have to sort it out from there.

Tom Rooney:         Right.

Debra Coy:          And then last - very last question is if we look at the
                    roughly 45 million in SG&A that we've had in the first six months of the year, can you say about how much of that is attributable to the strategic initiatives?

Tom Rooney:         At this stage I think we hold off on making that comment.

Debra Coy:          All right. At least I tried.  Thanks.

Tom Rooney:         We have to keep some competitive advantage.

Debra Coy:          Well, obviously I mean, just the target of all my questions is simply trying to understand better where the potential earnings are here and that's, I guess, what is still the big question mark that remains.

Tom Rooney:         Well, clearly SG&A, both as an absolute number and as a
                    percentage of revenue will, as I suggested earlier, will probably move up and peak in the six to nine month range, but much of the initiative investment will go away in the 12 to 24 month range. So we do expect to see an earning - a tremendous earnings boost there by virtue of less SG&A, but more importantly, the effect - the positive effect of having invested in some of these areas is very significant and very dramatic. I mean, if I - if I have one frustration after having been CEO for a year is that there is a tremendous amount of low hanging fruit, but we have to pace ourselves.

Debra Coy:          OK. Thank you.

Tom Rooney:         Thank you.

Operator:           Jennison Associates' Steve McNeil has a question.

Tom Rooney:         Good morning.

Steve McNeil:       Morning. I was just wondering - maybe we could ask this -
                    the lead lag effect on the margin a little differently. Can you maybe articulate how the current book of business, that hasn't yet hit the P&L, how those margins relate to historical margins? Are these margins potentially higher than what we've seen historically? Are they approaching historical levels? Can you maybe flush that out a little bit?

Tom Rooney:         No, I don't think we're at historical levels, but we're
                    certainly moving nicely in the right direction.

Steve McNeil:       Is your expectation that you could potentially exceed
                    historical levels based on activity you've seen?

Tom Rooney:         Well, there has to be a confluence of a number of events and we have to be successful in turning what I refer to low hanging fruit into what we believe we can, but there's a - there's a great deal of optimism that the best years of this company are ahead of us.

Steve McNeil:       OK. Great. And one last question, could you maybe update us on the local Saint Louis project situation there?

Tom Rooney:         Yes. First of all, orders of magnitude, as you know - as you may know, it's about a $500 million investment Saint Louis is making and the best information that we have right now is that they're working their way through the engineering work that's required and, again, preliminary indications are that this is work that would commence in 2006, so things could move more rapidly or more slowly, but the best - the best indications we get are 2006.

Steve McNeil:       OK. And you guys would be a likely beneficiary from the
                    project?

Tom Rooney:         We have to compete just like everybody else.

Steve McNeil:       Sure. OK. All right. Thank you.

Tom Rooney:         In fact, I would tell you that Saint Louis is one of the
                    very few municipalities in the United States that does not have a local bid preference, which is to say when we compete in Miami or Philadelphia or Detroit, we have a price disadvantage of three to five percent, which is to say a firm based in Philadelphia only has to get within three percent of our number to beat us. Here in Saint Louis, we have no competitive - no statutory price advantage and there is some 100 municipalities in the United States that give the grant such a local bid preference and Saint Louis is not one. So I would tell you that we have a very level playing field here. I wish it was - I wish it was otherwise. Well, actually, put it this way. I prefer there weren't other ones around the United States.

Steve McNeil:       OK. Great. Thank you very much.

Tom Rooney:         Thank you.

Operator:           Adam Weiss with Chilton Investment Management. Please go
                    ahead.

Tom Rooney:         Good morning.

Adam Weiss:         Good morning. Someone may have asked this question earlier.
                    I'll try and ask it again. Can you give us an idea of what you think when you've made all the improvements to the business and the cycle kind of reverts back to a normal level of activity what type of operating margins you think the company can achieve?

Tom Rooney:         It's too early for us to make those and we haven't disclosed anything to that end, but the operating margins that the company has had in the past, both high and low, we see an upward trend and, as I said before, without getting specific or without trying to pin a number down, we still think the very best years of this company are ahead of us. We think, by the way, to be very, very clear about this, that the next year and a half, two years, will be disappointing in the eyes of certain people, but that is a reflection on the fact that counted in three to five year increments we see a very, very bright future. But I'm not going to try - I'm not going to peg a gross margin or operating margin out there for you.

Adam Weiss:         Have you noticed any trends in terms of how many people are bidding for contracts or can you get a sense for the supply of or capacity of crews out there in each of your businesses, particularly in the cured-in-place?

Tom Rooney:         And the question really speaks to the capacity of our
                    competitors? Isn't that...

Adam Weiss:         Sure. Right.

Tom Rooney:         Well, I would tell you this, the average project size, and this is purely off anecdotal evidence, appears to be getting larger, which is to say that in order to compete for the work, competitors have to have more crews available to hit the pace more rapidly. As an example, we're dealing with one client whose expectation is $1 million worth of revenue per month for the next three years. That would be more than half of the capacity of most of our competitors. So not only is there more work, but the average size project seems to be larger, which will stretch and strain.

                    Most importantly or more importantly than just available crews is the available bonding capacity in the market and certain competitors noticeably have a difficult time with the scale of projects because of the bonding capacity.

Adam Weiss:         Wouldn't that lead to you winning a greater percentage of
                    the bids or margins being better?

Tom Rooney:         Sure.

Adam Weiss:         We just haven't seen that yet.

Tom Rooney:         Well, the market's been - the market has been flat for the last three years, and in a flat market a lot of interesting things happen, but in a growing market you see other trends take place.

Adam Weiss:         OK. I'm just a little confused because even in a flat market if a lot of people can't get in the business because they're not bonded and they don't have the capacity, etcetera, shouldn't that be good for your margins?

Tom Rooney:         Well, and we have benefited, but the flat market is still a flat market.

Adam Weiss:         OK. Can you - can you speak a little bit to the turnover
                    amongst your crews and are you getting any kind of leverage or any kind of dilution as business comes back and you have to hire on more workers? And how much - what kind of productivity are you seeing out of your crews right now?

Tom Rooney:         Well, adding a new crew always puts us through a learning
                    curve and we have a noticeable learning curve in that regard, but one of our important initiatives within the company is amplified training and we hired a terrific new HR director several months ago with the specific mission to put together a world class training program. In point of fact, that is one of the expense streams that will begin to impact the bottom - will begin to negatively impact the bottom line over the next six months as we begin to get into significant and dramatic levels of training. So that's the comment on a future expense stream, but it's also a comment on how we believe that we will bring on board highly productive crews early, but that's part of - that's for us part of our investment growth is to do it right.

Adam Weiss:         With the amount of crews working on projects is up 15/16
                    percent year over year, is that hurting your margins now because they're not as active?

Tom Rooney:         Sure. Well, the degree to which a new crew is going through a learning curve, absolutely yes. Six months of work and a crew is usually approaching productivity levels that are - become steady state and with exceptional training we can shorten six months to less than that. So, yes, some of the new crews that are on board right now are producing at lower gross margins through higher expenses, so there's sort of a growth - a growth penalty there.

Adam Weiss:         And with 70 crews you have capacity for - how much capacity does that give you, so to speak?

Tom Rooney:         Well, we have - every day we're working on the leverage of those crews to get higher turnover and higher revenue per crew per week is a metric that we're very closely watching right now, so we will - that may be - that is the most significant initiative we have underway is crew productivity. So it would be a meaningful - meaningless exercise to try and specifically answer your question. We have a lot of capacity.

Adam Weiss:         OK. Thank you.

Tom Rooney:         Thank you.

Operator:           We'll hear from Jeff Beach with Stifel Nicolaus.

Jeff Beach:         Yes. Good morning. As a follow-up, can you talk in general about your strategy over the next year or two in Europe, if there is one, and if you're introducing some of your new processes into Europe, some of the changes you are making there and then back on

                    Insituform East, which you called a significant opportunity, can you talk a little bit more about the opportunity there?

Tom Rooney:         OK. Europe is one of the bright spots for us as a company.
                    Two years or so ago, just short of two years ago we changed the top leadership in Europe. We brought in a dynamic business leader and we have seen a steady progress in Europe. That individual has also made some other leadership changes, and so country by country we've gotten more and more successful to where today we are experiencing very good results throughout - all throughout Europe. As for the new products, yes, we're using steam, which is one of our better innovations in Europe. We're also - we're also now deploying something called Thermopipe, which is a potable water solution as opposed to a sewer solution and we're enjoying a great deal of success all over Europe with that. Europe is clearly one of the bright spots for this company this year.
                    And I'd also mention that we acquired the other 50 percent of our Swiss operation and that has exceeded our expectations.

                    Sewer Services, another company that we bought in the U.K. is doing a fine job, so we're very optimistic and do we have a strategy in Europe? Yes. By the way, we also have a joint venture partner based in Denmark and where we are 50/50 partners covering a number of eastern European countries and we're confident as to the future of that part of our business as well, so in summary, Europe is a - is a great new story for us this year.

                    The other half of your question was...

Jeff Beach:         Insituform East.

Tom Rooney:         Ah, Insituform East. Another great story. We were able to
                    acquire some terrific business leaders when we acquired
                    Insituform East. We also acquired a geography that had tremendous growth opportunities for us. The State of Ohio is fantastic for us now. Virginia, Maryland, it's -
                    Pennsylvania, it's a terrific opportunity for us and we - having combined that with our New England operations in Massachusetts and New York and so on, that has tremendous growth opportunity. You merely have to look at the population density in the Northeastern United States and look at the average age of the infrastructure. It's got great growth potential for us and we're capitalizing on it right now.

Jeff Beach:         Just to, I think, expand on that, have you opened new
                    offices, put up new facilities or some of the new crews that you've hired going into that East territory?

Tom Rooney:         Yes. We've deployed ourselves now with district offices in
                    Ohio, Baltimore and Massachusetts. We have new facilities in Baltimore. We're putting online new wetout facilities. We see good reason to invest in New England and it's just a very bright - so, yes, we're investing in it and we have a bright future with new facilities, new leaders and a very - a very solid team up there. And frankly, Insituform East, with a handful of their - with their clients, which was a small handful, we had a - we had terrific reputational effect and we're just capitalizing on that now.

Jeff Beach:         All right. Thanks.

Tom Rooney:         Thank you.

Operator:           We'll hear from John Quealy with Adams Harkness.

Tom Rooney:         Hi, John.

John Quealey:       Hi. Just a couple quick follow-ons. I don't want to belabor the workforce issue, but can you talk a little bit about the leverage of the model. Now you have 70 work crews out there, the market, at least on the CIPP side, seems to be gaining momentum or at least has decent momentum. Can you talk a little bit about some of your logistics planning there to help keep the leverage in a growing market?

Tom Rooney:         Yes. Well, first of all, in a down market human nature is
                    such that people expand the work that they have to conform to the day they need and I guess it's safe to say that when we were in a contracting market we saw crew productivity move down because of the concern that there may not - may not be work to do tomorrow, so we expand what we have to do today. With solid backlog growing, that human nature element goes away, so crew productivity tends to move up anyway, but beyond allowing human nature to be what it is, we think that there are dramatic improvements possible in the area of crew productivity when we look at how the crews are deployed, how wetout is managed, how project management takes place.

                    For competitive reasons, I wouldn't want to give you total specifics, but we see - we see those 70 - first of all, we will have more than 70 crews next time we report to you and more than likely the quarter after that and so on, but we're not going to - we're not going to grow this company one crew at a time compared to one revenue dollar at a time. We intend to see significant and maybe dramatic leverage of the crews that we have to more revenue per crew day. And I mean dramatic.

John Quealy:        OK. And again, I know you have competitors on the call, but
                    I mean, is outsourcing or temporary workers on the table or is it just product driven, if you will?

Tom Rooney:         No, outsourcing is not the answer. We have our worst safety incidences with new crew members. We have our worst quality issues, so no. This is not brain surgery, but a well-trained crew with experience that works together consistently is what produces the best results and so, no, outsourcing is not in the cards for us. It's internal organic growth with great project management skills that's going to take the day for us.

John Quealey:       OK. And my last question on the tunneling side, again, a
                    growing marketplace, is there any capital constraints right now in your structure to bid on larger contracts? We talked about the new notes rewritten the last couple quarters. Can you talk a little bit about the need for capital to really aggressively go in this marketplace?

Tom Rooney:         Again you were referring to the tunneling business?

John Quealy:        That's right.

Tom Rooney:         We have a cap ex constraint of 40 million over five
                    quarters. The tunneling business consumes - can consume huge amounts of cash for expensive tunneling equipment, but having said that, when we negotiated our cap ex constraints in our notes, we excluded - and the note holders understood the issue and did not want to constrain us in a fashion that would be to our detriment, so capital expenditures required for equipment to build new tunnel projects is not included in our cap, so in that regard, no. We're not constrained.
                    We're constrained - frankly, we're constrained by good business, and that is to say we choose not to take a huge portion of our capital and deploy it in one element of our business. And so we are more selective in terms of the projects that we are going to go after where the existing equipment that we have can have a high degree of leverage and/or we can rent or be more selective about what we do in that regard, but outside constraints holding us back in tunneling? No. No.

John Quealy:        OK. Thanks.

Tom Rooney:         Great. I think we'll take one more question.

Operator:           Thank you. And our last question comes from James Gentile
                    with Sidoti & Company.

James Gentile:      I'm sorry, gentlemen. I didn't mean to get back into the
                    queue. Good quarter. All right.

Tom Rooney:         Do we have any other questions? One last?

Operator:           And we'll go to Debra Coy from Schwab Sound View Capital
                    Markets.

Debra Coy:          Thanks. Mine's quick.

Tom Rooney:         OK.

Debra  Coy:         Just backing out of some of the numbers that you said in
                    terms of the contribution of Insituform East and Switzerland adds up to about an eight or nine percent organic growth rate for the quarter year over year. Would that be correct, if we back out around seven million of acquired revenues?

Tom Rooney:         I think your numbers would be right.

Debra Coy:          OK. I just wanted to confirm.

Tom Rooney:         OK.

Debra Coy:          Thanks.

Tom Rooney:         You're welcome. Well, that's great. Allowing for a quick
                    concluding remark, we appreciate everybody for participating in today's call. Today marks the one year anniversary of my first conference call after being elected CEO. I started that call by emphasizing how excited I was with the challenge the board had given me. At that time I cited four areas that we would focus on: improving our safety record and improving our financial forecasting, delivering the full breadth of services to our customers, continually innovating and implementing a collaborative management style. I concluded by pointing out that if we follow these strategic directions, we have unlimited potential.

                    While I recognize that more work remains to be done, I have found the challenge exhilarating and I am more confident about our prospects than I was one year ago. And so I look forward to reporting on further progress in October. Again, thank you for participating today.

Operator:           Thank you all for joining us. That does conclude today's
                    presentation.

                                       END